Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
GUE Liquidation Companies, Inc., et al.,(1)	:	Case No. 19-11240 (LSS)
:
Debtors.	:	(Jointly Administered)
:
	:	Re: Docket No. 1005

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND
ORDER CONFIRMING CHAPTER 11 PLAN OF LIQUIDATION

GUE Liquidation Companies, Inc. (f/k/a FTD Companies, Inc.) and the other debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) having filed:

a)             the First Amended Joint Plan of Liquidation for the Debtors (D.I. 839), dated October 28, 2019, as modified by the First Amended Joint Plan of Liquidation for the Debtors, dated December 13, 2019 (D.I. 1005) (collectively with the exhibits thereto, the “Plan”), a true and correct copy of which (without exhibits) is attached hereto as Exhibit A;

b)             the Notice of Filing of Plan Supplement (D.I. 942), as modified by the Notice of Filing of Second Plan Supplement (D.I. 1007), (the “Plan Supplement”);

c)              the Affidavit of Service (D.I. 892) (the “Confirmation Notice Affidavit”);

d)             the Declaration of Catherine Nownes-Whitaker Regarding Analysis of Ballots for Accepting or Rejecting the Debtors’ First Amended Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code (D.I. 1003) (the “Voting Declaration”);

(1)                                 The Debtors are the following 15 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  GUE Liquidation Companies, Inc. (5852); Bloom That, Inc. (9936); GUE Liquidation Delivery, Inc. (6960); FlowerFarm, Inc. (2852); FSC Denver LLC (7104); FSC Phoenix LLC (7970); GUE Liquidation, Inc. (1271); GUE Liquidation.CA, Inc. (7556); GUE Liquidation.COM Inc. (4509); GUE Liquidation Group, Inc. (9190); GUE Liquidation Mobile, Inc. (7423); GUE Liquidation Giftco, LLC (5832); Provide Cards, Inc. (3462); GUE Liquidation Commerce LLC (0019); and GUE Liquidation Creations, Inc. (8964).  The Debtors’ noticing address in these chapter 11 cases is 3113 Woodcreek Drive, Downers Grove, IL 60515.

e)              the Declaration of Alan D. Holtz in Support of Confirmation of the First Amended Joint Plan of Liquidation for the Debtors (D.I. 1008) (the “Holtz Declaration”); and

f)               the Debtors’ (I) Memorandum of Law in Support of Confirmation of Debtors’ First Amended Joint Plan of Liquidation (the “Confirmation Brief”);(2)

the Court having conducted an evidentiary hearing to consider confirmation of the Plan on December 18, 2019 (the “Confirmation Hearing”); the Court having considered:  (i) the testimony of the witnesses called at the Confirmation Hearing, as well as the declarations included among the exhibits admitted into evidence at the Confirmation Hearing; (ii) the arguments of counsel presented at the Confirmation Hearing; (iii) the objections filed with respect to Confirmation of the Plan (each such objection, an “Objection”); (iv) the resolution, settlement, or withdrawal of certain Objections, including as described on the record at the Confirmation Hearing; and (v) the pleadings and other papers filed by the Debtors in support of the Plan; upon the record of the Confirmation Hearing, and after due deliberation thereon; and good and sufficient cause appearing therefor, the Court hereby finds and determines that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.                                          Findings and Conclusions.  The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.

B.                                          Jurisdiction, Venue, Core Proceeding.  The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of

(2)                                 All capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

February 29, 2012.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), and this Court has jurisdiction to (1) determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and (2) enter a final order with respect to Confirmation thereof.

C.                                          Solicitation.  The solicitation of votes on the Plan complied with the Solicitation Order, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and any other applicable rules, laws, and regulations.

D.                                          Notice.  As evidenced by the Voting Declaration and the Confirmation Notice Affidavit, all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and applicable non-bankruptcy law, and such parties have had an opportunity to appear and be heard with respect thereto.  No other or further notice is required.

E.                                           Voting.  As evidenced by the Voting Declaration, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code and the Bankruptcy Rules, the solicitation process set forth in the Solicitation Order, and applicable non-bankruptcy law.

F.                                            Modifications to the Proposed Plan.  The modifications made to the Plan since solicitation (1) comply in all respects with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, (2) do not adversely affect the treatment of any holder of Allowed Claims without their consent, and (3) do not require re-solicitation of votes with respect to the

Plan.  The votes cast to accept the Proposed Plan are deemed to have been cast with respect to the Plan.

G.                                          Bankruptcy Rule 3016.  The Plan is dated and identifies the Debtors as the plan proponents, thereby satisfying Bankruptcy Rule 3016(a).  The Debtors appropriately filed the Disclosure Statement and the Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b).  The injunction provisions in the Disclosure Statement and the Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined by the Plan and identify the entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).

H.                                         Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with all applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

I.                                              Debtors’ Compliance with the Bankruptcy Code (11 U.SC. § 1129(a)(2)).  The Debtors have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances and rejections thereof, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.

J.                                              Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have not engaged in any collusive or unfair conduct in connection with the Plan.  The Plan was negotiated at arms-length and without collusion with any person or entity.  The Plan has been proposed in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.

K.                                          Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by the Debtors, or by a person acquiring property under the

Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

L.                                           Liquidation Trustees (11 U.S.C. § 1129(a)(5)).  The identity, affiliations, and compensation of the Liquidation Trustees have been fully disclosed in the Plan Supplement, and the appointment of the Liquidation Trustees is consistent with the interests of creditors and equity security holders and with public policy.  The Debtors thus have complied with section 1129(a)(5) of the Bankruptcy Code.

M.                                       No Rate Changes (11 U.S.C. § 1129(a)(6)).  After confirmation of the Plan, there will be no businesses of the Debtors involving rates established or approved by, or otherwise subject to, any governmental regulatory commission.  Thus, the Plan does not provide changes to such rates, and section 1129(a)(6) of the Bankruptcy Code is not applicable.

N.                                          Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis attached to the Plan and the other evidence proffered or adduced at the Confirmation Hearing (1) is persuasive and credible, (2) has not been controverted by other evidence, and (3) establishes that each Holder of an impaired Claim or Interest that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

O.                                          Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  Classes 2 and 4 voted to accept the Plan.  Classes 1 and 3 were deemed to accept the Plan.  Class 5 is Impaired by the Plan and is not entitled to receive or retain any property under the Plan and, therefore, is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  As found and determined below, pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that Class 5 is impaired and deemed to have rejected the Plan.

P.                                            Administrative Expense and Priority Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Allowed Administrative Expense Claims and Allowed Priority Claims under the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code.  The treatment of Allowed Priority Tax Claims pursuant to the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

Q.                                          Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)).  At least one Class of Claims that is impaired under the Plan has accepted the Plan (i.e., Classes 2 and 4), determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

R.                                          Feasibility (11 U.S.C. § 1129(a)(11)).  Confirmation of the Plan is not likely to be followed by liquidation of the Debtors other than as set forth in the Plan, thereby satisfying section 1129(a)(11) of the Bankruptcy Code.

S.                                            Payment of Fees (11 U.S.C. § 1129(a)(12)).  The Plan provides that all fees due and payable pursuant to 28 U.S.C. § 1930 prior to the Effective Date shall be paid by the Debtor Liquidation Trustee on the Effective Date, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

T.                                           Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Section 1129(a)(13) of the Bankruptcy Code is not applicable to the Plan because the Court has not established the level of any retiree benefits pursuant to subsections (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code at any time prior to the entry of this Confirmation Order.

U.                                          Inapplicable Provisions (11 U.S.C. § 1129(a)(14)-(16)).  The Debtors (1) do not have domestic support obligations, (2) are not individuals, and (3) are moneyed, business, or commercial corporations.  Accordingly, sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code are inapplicable to these Chapter 11 Cases.

V.                                          Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)).  Holders in Class 5 are deemed to have rejected the Plan.  Based upon the evidence proffered, adduced, and presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly against, and is fair and equitable with respect to, Class 5, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code.  Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by Class 5.

W.                                       Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan filed in the Chapter 11 Cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code.  Accordingly, Confirmation of the Plan does not violate section 1129(c) of the Bankruptcy Code.

X.                                          Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and no governmental unit has objected to the confirmation of the Plan on any such grounds.  Therefore, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

Y.                                          Requirements for Small Business Cases (11 U.S.C. § 1129(e)).  None of the Chapter 11 Cases are small business cases with the meaning of the Bankruptcy Code.  Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

Z.                                           Executory Contracts and Unexpired Leases.  The Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan, and are in the best interests of the Debtors, their estates, holders of Claims, and other parties in interest in the Chapter 11 Cases.

AA.                                 Committee Settlement.  The Court finds that the Committee Settlement:  (1) is reasonable and appropriate under the circumstances; (2) satisfies sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 as outlined by the U.S. Court of Appeals for the Third Circuit in Myers v. Martin (In re Martin), 91 F.3d 389 (3d Cir. 1996); and (3) should be approved.  The Court further finds that approval of the Committee Settlement is appropriate due to the following non-exhaustive list of factors:

•                                          the Committee Settlement falls well within the range of reasonableness;

•                                          absent the Committee Settlement, there is a likelihood of protracted litigation with the attendant expense, inconvenience, and delay;

•                                          the Committee Settlement is fair, equitable, and reasonable and in the best interests of the Debtors, their Estates, their respective property, their stakeholders, other parties in interest in the Chapter 11 Cases, and the general public;

•                                          the Committee Settlement is supported by the Debtors and their key constituencies, including the Creditors’ Committee and the Secured Parties; and

•                                          the Committee Settlement is the product of arm’s length bargaining and good faith negotiations between the Committee Settlement Parties, each of which are represented by knowledgeable, competent and experienced counsel.

BB.                                 Jurisdiction with Respect to Release, Exculpation, and Injunction.  This Court has jurisdiction under sections 157 and 1334(a) and (b) of title 28 of the United States Code to approve the releases, exculpations, and injunctions set forth in Article VII.F of the Plan.  Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the releases and exculpations set forth in Article VII.F of the Plan.

CC.                                 Releases, Exculpation, and Injunction.  Approval of the release, exculpation, and injunction provisions set forth in the Plan is warranted because the Released Parties provided a benefit to the Debtors’ Estates and because the provisions:  (1) were proposed in good faith; (2) are fair, equitable, and reasonable; (3) are appropriately tailored; (4) do not relieve any party of liability arising out of an act or omission constituting willful misconduct (including, but not limited to, fraud) or gross negligence; (5) are not inconsistent with the Bankruptcy Code and applicable law; and (6) with respect to the releases set forth at VII.F.3.b of the Plan, (a) are consensual and (b) constitute a sound exercise of the Debtors’ business judgment.  The third-party releases were extensively disclosed in the Disclosure Statement and the Ballots and have been consented to by the Releasing Parties.

DD.                                 The Liquidation Trust Agreements are hereby approved, and the Liquidation Trustees shall have the authority and responsibilities with respect to the Liquidation Trusts as set forth in Article III of the Plan and the Liquidation Trust Agreements.  Entry into the Liquidation Trust Agreements is in the best interests of the Debtors, the Estates, and the Holders of Claims.  The establishment of the Liquidation Trusts, the selection of Liquidation Trustees, and the form of the proposed Liquidation Trust Agreements (as they may be modified or amended) are appropriate and in the best interests of the Debtors, the Estates and holders of Claims.  The Liquidation Trust Agreements shall, upon execution, be valid, binding and enforceable in accordance with their terms.  The Liquidation Trustees shall not be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth in the Plan or in the Liquidation Trust Agreements.

EE.                                   Based on the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.                                      Confirmation of the Plan.  The Plan, attached hereto as Exhibit A, is approved and confirmed under section 1129 of the Bankruptcy Code in each and every respect.

2.                                      Objections Resolved or Overruled.  All objections, responses, statements, and comments in opposition to the Plan (and any reservation of rights contained therein), other than those withdrawn with prejudice, waived, or settled prior to, or on the record at, the Confirmation Hearing, shall be, and hereby are, overruled in their entirety and on their merits.

3.                                      Occurrence of Effective Date.  The Effective Date of the Plan shall occur on the date determined by the Debtors when the conditions set forth in Article VII.B of the Plan have been satisfied or, if applicable, waived pursuant to Article VII.C of the Plan.

4.                                      No Waiver of Plan Provisions.  The failure to specifically include any particular provision of the Plan in this Confirmation Order shall not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Court that the Plan is confirmed in its entirety.

5.                                      General Authorizations.  Pursuant to the appropriate provisions of the corporate or business organizations law of the applicable states or provinces of organization of the Debtors, and section 1142(b) of the Bankruptcy Code, no additional action of the respective directors, members, managers, or stockholders of the Debtors shall be required to authorize the

Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan.

6.                                      Binding Effect.  In accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the provisions of the Plan shall bind (a) the Debtors, (b) all Holders of Claims and Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the Holders of such Claims or Interests have accepted, rejected, or are deemed to have accepted or rejected the Plan), (c) any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors, and (d) any other party in interest in these Chapter 11 Cases.

7.                                      Vesting of Assets.  As of the Effective Date, pursuant to the provisions of section 1141(b) and (c) of the Bankruptcy Code, all Liquidation Trust Assets shall vest in the applicable Liquidation Trust free and clear of all Claims, Interests, liens, encumbrances, charges, liabilities, and other interests, except as otherwise provided in the Plan or this Confirmation Order and subject to the terms and conditions of the Plan and this Confirmation Order.

8.                                      Implementation of the Plan.  The Debtors are hereby authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements, and take such other actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan, including all such actions delineated in Article III of the Plan, and this Confirmation Order.  On the Effective Date, the Liquidation Trustees shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, consents, certificates, notices, resolutions, programs, and other agreements, instruments, and/or documents, and take such acts and actions as may be reasonably necessary or appropriate to effectuate, implement, substantially consummate, and/or further evidence the terms and conditions of the Plan and this Confirmation Order and any transactions described in or contemplated thereby.

9.                                      Provision of Documents and Related Materials.  Prior to and after the Effective Date, purchasers of the Debtors’ assets pursuant to the FTD/ProFlowers Sale Order, Gourmet Foods Sale Order, and Personal Creations Sale Order shall provide the Liquidation Trustees, as applicable, with reasonable access to the books and records, related documents, and materials necessary for the Liquidation Trustees to perform their respective duties and the duties of the Liquidation Trusts under the Plan, this Confirmation Order, and the Liquidation Trust Agreements.

10.                               Dissolution of the Debtors.  On the Effective Date, the Debtors’ members, directors, managers, and officers and any remaining employees shall be deemed to have resigned and the Debtors dissolved for all purposes and of no further legal existence under any applicable state or federal law, without the need to take any further action or file any plan of dissolution, notice, or application with the Secretary of State of the State of Delaware or any other state or government authority, and without the need to pay any franchise or similar taxes in order to effectuate such dissolution.  All existing articles of organization and similar constituent documents of each of the Debtors will be canceled, effective as of the Effective Date.

11.                               Liquidation Trusts.  The Liquidation Trusts will be established and funded pursuant to and in accordance with the terms of the Plan and the applicable Liquidation Trust Agreement.  The Liquidation Trustees shall (a) have such powers, duties, and responsibilities as provided for in the Plan and the Liquidation Trust Agreements, (b) be compensated in accordance with the Plan and the Liquidation Trust Agreements, and (c) be indemnified and have their respective responsibilities and liabilities limited as set forth in the Plan.  The Liquidation Trust Agreements are hereby approved in all respects.

12.                               Distributions Under the Plan.  All Distributions under the Plan shall be made in accordance with the Plan and the applicable provisions of the Liquidation Trust Agreements and such methods of distribution are hereby approved; provided that, on the Effective Date, the Debtor Liquidation Trustee shall be authorized to immediately distribute to the Prepetition Agent any amounts in respect of the (a) Personal Creations Escrow Amount, (b) Interflora Escrow Amount, (c) the FTD/ProFlowers Escrow Amount and (d) the Payment Processor Escrow Amount, in each case for distribution to Holders of Allowed Class 2 Claims in accordance with the terms of the Plan.

13.                               Disputed Claims.  The provisions of Article VI of the Plan, including, without limitation, the provisions governing procedures for resolving Disputed Claims, are found to be fair and reasonable and are hereby approved.  From and after the Effective Date, the Liquidation Trustees shall have authority to (a) File, withdraw or litigate to judgment, objections to Claims; (b) settle or compromise any Disputed Claim (other than a Professional Fee Claim) without any further notice to or action, order or approval by the Bankruptcy Court; and (c) direct the Claims and Noticing Agent to adjust the claims register to reflect any such resolutions without any further notice to or action, order or approval by the Bankruptcy Court.

14.                               Dissolution Transactions.  Except as otherwise provided in Section III.A.1 of the Plan, the Dissolution Transactions and the following corporate actions and transactions will occur and be effective as of the date specified in the documents effectuating the applicable Dissolution Transactions (or other transactions), or the Effective Date if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the Debtors, the Liquidation Trustees, or any other Person:  (a) the establishment of the Liquidation Trusts; (b) the appointment of the Liquidation Trustees to act on behalf of the Liquidation Trusts; (c) the transfer of the Liquidation Trust Assets into the Liquidation Trusts, as set forth in the Plan; (d) the distribution of Cash pursuant to the Plan; (e) the adoption, execution, delivery and implementation of all contracts, instruments, releases and other agreements or documents related to any of the foregoing; (f) the adoption, execution and implementation of the Liquidation Trust Agreements; and (g) the other matters provided for under the Plan involving the corporate structure of any Debtor or corporate action to be taken by or required of any Debtor or Liquidation Trustee.

15.                               Consolidation of the Debtors.  In accordance with, and to the extent described by, Section II.A of the Plan, the administrative consolidation of the Debtors (including for purposes of implementing the Plan, voting, assessing whether the standards for Confirmation have been met, and calculating and making Distributions under the Plan) is hereby approved.

16.                               Approval of Settlements.  In accordance with sections 1123 and 363 of the Bankruptcy Code and Bankruptcy Rule 9019, the Committee Settlement incorporated into the Plan, and all agreements and other documents related thereto, is approved in all respects.  The entry of this Confirmation Order constitutes the Court’s approval of the Committee Settlement and finding that such settlement is in the best interests of the Debtors, the Estates, the Debtors’ creditors, and other parties in interest, and is fair, equitable, and within the range of reasonableness.

17.                               Rejection of Executory Contracts.  The Executory Contract and Unexpired Lease provisions of Article IV of the Plan, and the assumptions, assumptions and assignments, or rejections described in Section IV.A of the Plan, are approved in all respects.  The Debtors are authorized to assume, assign, and/or reject Executory Contracts or Unexpired Leases in accordance with Article IV of the Plan.

18.                               Rejection Damage Claims.  Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of any Executory Contracts and Unexpired Leases pursuant to the Plan must be Filed with the Claims and Noticing Agent within 30 days after the date of entry of an order of the Bankruptcy Court (including this Confirmation Order) approving such rejection.  The Committee Liquidation Trust reserves the right to object to, settle, compromise or otherwise resolve any Claim Filed on account of a rejected Executory Contract or Unexpired Lease.  Holders of Claims arising from the rejection of Executory Contracts and Unexpired Leases with respect to which no proof of Claim is timely Filed will be forever barred from asserting a Claim against the Debtors, the Estates, the Liquidation Trusts or the property of any of the foregoing, unless otherwise expressly allowed by the Court.

19.                               Aetna.  Notwithstanding any other provision herein or in the Plan, the rights of Aetna Life Insurance Company (“Aetna”) are hereby reserved to recover from the Debtors and the Debtor Liquidation Trust all amounts that become due to Aetna under the Master Services Agreement No. MSA-847080, effective as of January 1, 2018, and related, schedules, exhibits, appendices and documents (including any stop-loss policy).  This reservation includes without limitation, Aetna’s right to recover from the Debtors and the Debtor Liquidation Trust all employee health benefits plans obligations paid by Aetna for which Aetna has not otherwise been reimbursed, without regard to whether the dates of service for such benefits were prior to or after the Effective Date.

20.                               Administrative Claim Bar Date.  Except with respect to Professional Fee Claims or otherwise as set forth in the Plan or this Confirmation Order, requests for payment of Administrative Expense Claims that arose during the period after the Closing Date and ending on the Effective Date must be Filed and served on the Notice Parties pursuant to the procedures specified herein and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Objections to such requests for payment of Administrative Expense Claims and to all requests for payment of Administrative Expense Claims made pursuant to the Bar Date Order must be Filed and served on the Notice Parties and the requesting party by (a) 90 days after the Effective Date or (b) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Administrative Expense Claims.  Holders of Administrative Expense Claims that are required to File and serve a request for payment of such Administrative Expense Claims and that do not File and serve such a request by the applicable Bar Date or as otherwise set forth in the Plan or this Confirmation Order will be forever barred from asserting such Administrative Expense Claims against the Debtors, the Liquidation Trusts, or their respective property, unless otherwise ordered by the Court.

21.                               Professional Compensation.  In accordance with, and except as provided by, Section II.C.1.c of the Plan, all Professionals shall file with the Court and serve their respective final applications for allowance of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date by the date that is 30 days after the Effective Date.  Once approved by the Court, all such final requests shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount.  Professional Fee Claims not subject to approval by separate Court order will be paid from the Professional Fee Escrow Account in accordance with any Final Order approving the retention of such Professional.  To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section II.C.1.a of the Plan.  Upon the entry of this Confirmation Order, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention or compensation for services rendered after such date shall terminate, and Professionals may be employed and paid in the ordinary course of business without any further notice to, or action, order, or approval of, the Court.

22.                               Professional Fee Escrow Account.  As soon as practicable after the entry of this Confirmation Order and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount.  The Professional Fee Escrow Account shall be maintained in trust for the Professionals until such time as all Allowed Professional Fee Claims have been paid in full with any excess paid to the Prepetition Agent for distribution to Holders of Allowed Class 2 Claims in accordance with the terms of the Plan.

23.                               Binding Release, Exculpation, and Injunction Provisions.  All release, exculpation, and injunction provisions embodied herein and/or in the Plan, including but not limited to those contained in Article VII.F of the Plan, are approved and shall be effective and binding on all persons and entities, to the extent provided in the Plan; provided, however, that (a) no provision of the Plan or this Confirmation Order shall be construed to grant a discharge pursuant to section 1141(d) of the Bankruptcy Code and (b) nothing in the Plan or this Confirmation Order shall in any way be construed to discharge, release, limit, or relieve any party for a fiduciary breach related to the Florists’ Transworld Delivery, Inc. Salaried Employees’ Pension Plan, and the Pension Benefit Guaranty Corporation and the Florists’ Transworld Delivery, Inc. Salaried Employees’ Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of the Plan or this Confirmation Order.

24.                               Exculpation.  Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur any liability with respect to, and each Exculpated Party is released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of postpetition conduct within the Chapter 11 Cases, the Disclosure Statement, this Plan, the Asset Sales, or any Dissolution Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Asset Sales, postpetition conduct within the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  Notwithstanding anything herein to the contrary, nothing in this paragraph shall exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of commercially sensitive confidential information for competitive purposes that causes damages, or ultra vires acts as determined by a Final Order.

25.                               Injunction.  Except as otherwise expressly provided in the Plan or this Confirmation Order, or for Distributions required to be paid or delivered pursuant to the Plan or this Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan, or are subject to exculpation pursuant to Section VII.F.2 of the Plan, are enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Released Parties, or the Exculpated Parties (to the extent of the exculpation provided pursuant to Section VII.F.2 of the Plan with respect to the Exculpated Parties):  (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (d) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released pursuant to the Plan.  For the avoidance of doubt and notwithstanding anything else in the Plan, the Debtors are not receiving a discharge under section 524(a) of the Bankruptcy Code and, solely with respect to the Debtors, the injunction set forth herein shall terminate upon the distribution of all of the Debtors’ property under the Plan and the closing of the Chapter 11 Cases.

26.                               Preservation of Causes of Action.  Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, and in accordance with section 1123(b) of the Bankruptcy Code, the

Committee Liquidation Trust or Committee Liquidation Trustee on its behalf (solely to the extent provided in the Plan and the Committee Liquidation Trust Agreement) shall retain and may enforce the Committee Liquidation Trust Retained Causes of Action.  The Committee Liquidation Trust or Committee Liquidation Trustee on its behalf (solely to the extent provided in the Plan and the Committee Liquidation Trust Agreement) may pursue any such Committee Liquidation Trust Retained Causes of Action, as appropriate, in accordance with the best interests of the Committee Liquidation Trust Beneficiaries.

27.                               Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, and in accordance with section 1123(b) of the Bankruptcy Code, the Debtor Liquidation Trust or Debtor Liquidation Trustee on its behalf (solely to the extent provided in the Plan and the Debtor Liquidation Trust Agreement) shall retain and may enforce the Debtor Liquidation Trust Retained Causes of Action.  The Debtor Liquidation Trust or Debtor Liquidation Trustee on its behalf (solely to the extent provided in the Plan and the Debtor Liquidation Trust Agreement) may pursue any such Debtor Liquidation Trust Retained Causes of Action, as appropriate, in accordance with the best interests of the Debtor Liquidation Trust Beneficiaries.

28.                               Reservation of Rights.  Except as expressly set forth herein, the Plan shall have no force or effect until the Effective Date.  None of the filing of the Plan, any statement or provision contained therein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors or Holders of Claims or Interests before the Effective Date.  Nothing in this Confirmation Order shall be construed to restrict or modify any right of the Debtor Liquidation Trustee to modify or terminate retiree benefits (including health or welfare benefits) under applicable non-bankruptcy law after the occurrence of the Effective Date.

29.                               Dissolution of Creditors’ Committee.  On the Effective Date, (a) the Creditors’ Committee shall dissolve and members thereof shall be released and discharged from any further authority, duties, responsibilities and obligations related to, or arising from, the Chapter 11 Cases and (b) the engagement of each Professional retained by the Creditors’ Committee shall be terminated without further order of the Court or act of the parties, except that the Creditors’ Committee shall continue in existence and have standing and capacity to prepare and prosecute applications for the payment of fees and reimbursement of expenses incurred by the Creditors’ Committee or its respective Professionals.  Notwithstanding Section VII.F.1 of the Plan, the Court is making no finding with respect to the Creditors’ Committee’s right to object to fee applications filed by other Professionals and right to be compensated from the Debtor Liquidation Trust for fees and expenses incurred in connection with any such objections.

30.                               Payment of Statutory Fees.  All fees due and payable pursuant to 28 U.S.C. § 1930 prior to the Effective Date shall be paid by the Debtor Liquidation Trustee on the Effective Date.  After the Effective Date, the Debtor Liquidation Trust and the Debtor Liquidation Trustee shall be jointly and severally liable to pay any and all fees pursuant to 28 U.S.C. § 1930 when due and payable.  Notwithstanding the administrative consolidation of the Debtors called for in the Plan, the Debtor Liquidation Trust and the Debtor Liquidation Trustee shall remain obligated to pay fees pursuant to 28 U.S.C. § 1930 for each and every one of the Debtors to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

31.                               Retention of Jurisdiction.  On and after the Effective Date, notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction to the maximum extent permissible under law, and non-exclusive jurisdiction to the extent otherwise, over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, jurisdiction over the matters set forth in Article VIII of the Plan.

32.                               Exemption from Transfer Taxes and Recording Fees.  Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or deliver of an instrument of transfer in connection with the Plan, shall not be taxed under any law imposing a stamp tax or similar tax.  This Confirmation Order hereby directs the appropriate federal, state, or local governmental officials or agents to forgo the collection of any stamp or similar tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any stamp or similar tax or governmental assessment.

33.                               Securities Exchange Commission.  Notwithstanding any language to the contrary contained in the Plan and/or the Confirmation Order, no provision of the Plan or the Confirmation Order shall (a) preclude the SEC from enforcing its police or regulatory powers or (b) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor person or non-Debtor entity in any forum.

34.                               Treatment of Claims Asserted by the United States.  Notwithstanding any provision to the contrary in the Plan, the Plan Supplement, this Confirmation Order or any supplementing plan documents (collectively, “Documents”), as to the United States, nothing in the Documents shall: (a) affect the rights of the United States to assert setoff and recoupment in accordance with section 553 of the Bankruptcy Code or otherwise applicable law and such rights are expressly preserved; (b) release, enjoin or discharge any non-Debtor from any claim, liability, suit, right or cause of action of the United States; (c) require the United States to file an administrative claim in order to receive payment for any liability described in section 503(b)(1)(B) and (C) as provided in section 503(b)(1)(D) of the Bankruptcy Code; (d) affect or impair the exercise of the United States’ police and regulatory powers against the Debtors, the Liquidation Trusts or any non-Debtor; (e) modify or alter section 502 of the Bankruptcy Code with respect to the rights and claims of the United States, including but not limited to the provisions pertaining to the estimation of claims; (f) alter any rights, defenses or causes of action of the United States under applicable law with respect to any offer of judgment; or (g) be construed as a settlement of any claim, liability, suit, cause of action or interest of the United States.

35.                               Administrative expense claims of the United States allowed pursuant to the Plan or the Bankruptcy Code shall be paid in full and shall accrue interest and penalties as provided by non-bankruptcy law until paid in full.  To the extent the Priority Tax Claims of the United States (including any Priority Tax Claims for penalties, interest or additions to tax), if any, are not paid in full in cash on the Effective Date, then such Priority Tax Claims shall accrue interest commencing on the Effective Date and shall be paid in accordance with section 1129(a)(9) and section 511 of the Bankruptcy Code.  Penalty claims of the United States shall be allowed and paid according to the provisions of the Bankruptcy Code and shall be assessable by the United States in accordance with applicable law.  Without limiting the foregoing but for the avoidance of doubt, nothing shall affect the ability of the Bureau of Customs and Border

Protection (“Customs”) to make demand on, be paid by or otherwise pursue any sureties that are jointly and severally liable with the Debtors for any liability owed to Customs.

36.                               Treatment of Claims Asserted by Texas Comptroller.   Notwithstanding anything else to the contrary in the Plan or this Confirmation Order, these provisions will govern the treatment of the claims of the Texas Comptroller of Public Accounts (the “Texas Comptroller”): (a) nothing provided in the Plan or this Confirmation Order shall affect or impair any statutory or common law setoff rights of the Texas Comptroller in accordance with section 553 of the Bankruptcy Code; (b) nothing provided in the Plan or this Confirmation Order shall affect or impair any rights of the Texas Comptroller to pursue any non-debtor third parties for tax debts or claims; (c) nothing provided in the Plan or this Confirmation Order shall be construed to preclude the payment of interest on the Texas Comptroller’s administrative expense tax claims; (d) to the extent that interest is payable with respect to any administrative expense, priority or secured tax claim of the Texas Comptroller, the interest rate shall be calculated in accordance with section 1129(a)(9) and section 511 of the Bankruptcy Code; and (e) the Texas Comptroller is not required to file a motion or application for payment of administrative expense claims.  The Texas Comptroller’s administrative expense claims are allowed upon filing, subject to objection on substantive grounds.

37.                               Treatment of Claims Asserted by Texas Taxing Authorities.  The liens of Dallas County, Texas and Tarrant County, Texas (together, the “Texas Taxing Authorities”) against the sale proceeds that the Debtors set aside as adequate protection of the Texas Taxing Authorities’ claims and liens pursuant to the sale order entered on August 9, 2019 (D.I. 552) shall remain attached to the sale proceeds with the same priority as when they attached pursuant to the sale order.  The terms of the sale order with regard to the proceeds shall remain in effect until the

Texas Taxing Authorities receive payment in full of all amounts that are ultimately owed.  To the extent that interest is payable with respect to any administrative expense, priority or secured tax claim of the Texas Taxing Authorities pursuant to section 506(b) of the Bankruptcy Code or otherwise, the Texas Taxing Authorities shall receive interest at the rate that is determined in accordance with section 511 of the Bankruptcy Code.

38.                               Treatment with Respect to Sentry Insurance.  Notwithstanding anything in the Plan or this Confirmation Order to the contrary, and regardless of how Sentry Insurance, a Mutual Company (“Sentry Insurance”) voted on the Plan, Sentry Insurance is not providing a release under the Plan to any persons, including but not limited to the Debtors or any third parties.

39.                               Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, this Confirmation Order, the Bar Date Order, any bar date notice or Claim objection, any Ballot, any other document related to any of the foregoing, or any other order of the Bankruptcy Court (including, without limitation, any provision that purports to be preemptory or supervening, grants an injunction or release, requires any party to opt out of any releases or confers Bankruptcy Court jurisdiction), nothing shall in any way operate to, or have the effect of: (a) impairing or modifying Sentry Insurance’s legal, statutory, equitable, or contractual rights under California law or any Insurance Policies issued by Sentry Insurance, in any respect; or (b) altering or modifying the terms of any such Insurance Policies issued by Sentry Insurance; provided that, upon the Effective Date, all rights of the Debtors under any Insurance Policies issued by Sentry Insurance shall become vested in the Debtor Liquidation Trust without the necessity for further approvals or orders.  The Committee Liquidation Trustee may intervene in the Sentry Litigation (as defined below).

40.                               The automatic stay imposed by section 362(a) of the Bankruptcy Code and the injunctions set forth in the Plan, if and to the extent applicable, shall be deemed lifted with respect to Provide Commerce v. Sentry Insurance, et al., and Sentry Insurance’s Counterclaim therein, Case No. 12-cv-00516 (the “Sentry Litigation”) without further order of this Bankruptcy Court.  Further, following the occurrence of the Effective Date, neither the automatic stay nor the injunctions set forth in the Plan or any other terms in the Plan or this Confirmation Order shall prevent Sentry Insurance from proceeding with investigation, discovery, and litigation regarding the Sentry Litigation in the United States District Court for the Southern District of California (the “California District Court”).  Sentry Insurance may move the California District Court to lift the stay imposed of the Sentry Litigation by the California District Court at any time after March 1, 2020, and proceed with investigation, discovery and litigation of the Sentry Litigation in the California District Court.

41.                               Upon entry of this Confirmation Order, the Motion of Sentry Insurance, A Mutual Company for an Order Modifying the Automatic Stay (D.I. 887), shall be deemed withdrawn.

42.                               Modifications.  The modifications to the Proposed Plan following solicitation of votes thereon satisfy the requirements of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and do not adversely affect the treatment of any Claims that have not consented thereto, and, accordingly, neither require additional disclosure under section 1125 of the Bankruptcy Code nor re-solicitation of votes on the Plan under section 1126 of the Bankruptcy Code, nor do they require that Holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Proposed Plan.

43.                               Defects or Omissions.  After the Confirmation Date, the Debtors and the Liquidation Trustees, as applicable, may institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or this Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and non-material changes to the Plan without further order or approval of the Court.

44.                               Effect of Nonoccurrence of Conditions to the Effective Date.  The Debtors’ right to seek to withdraw the Plan pursuant to, and in accordance with, Sections VII.D and IX.B of the Plan at any time prior to the Effective Date is reserved.

45.                               Severability.  The provisions of the confirmed Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

46.                               Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

47.                               Applicable Non-Bankruptcy Law.  Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

48.                               Documents and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents and instruments necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan and this Confirmation Order.

49.                               Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan.

50.                               Notice of Entry of Confirmation Order and Effective Date.  The form of notice of entry of this Confirmation Order and the Effective Date, attached hereto as Exhibit B (the “Effective Date Notice”), provides adequate and reasonable notice and is hereby approved.  On or within five business days of the Effective Date, the Debtors shall file and serve the Effective Date Notice on the following parties:  (a) all parties filing a notice of appearance and request for service pursuant to Bankruptcy Rule 2002 in these Chapter 11 Cases; (b) state, provincial, and local taxing authorities in which the Debtors did business; (c) the Internal Revenue Service; (d) the Securities and Exchange Commission; (e) the United States Attorney for the District of Delaware; (f) Holders of Claims or Interests; (g) all counterparties to Executory Contracts and Unexpired Leases with the Debtors; (h) the United States Trustee; and (i) all persons or entities listed on the Debtors’ creditor mailing matrix.

51.                               Waiver of Stay.  The stay of this Confirmation Order provided by any Bankruptcy Rule (including, without limitation, Bankruptcy Rules 3020(e), 6004(h), and 6006(d)), whether for 14 days or otherwise, is hereby waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

/s/ Laurie Selber Silverstein

Dated: December 19th, 2019	LAURIE SELBER SILVERSTEIN
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

The Plan

EXHIBIT B

Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
GUE Liquidation Companies, Inc., et al.,(1)	:	Case No. 19-11240 (LSS)
:
Debtors.	:	(Jointly Administered)
:

NOTICE OF (A) ENTRY OF FINDINGS OF FACT,
CONCLUSIONS OF LAW, AND ORDER CONFIRMING
CHAPTER 11 PLAN OF LIQUIDATION AND (B) EFFECTIVE DATE

PLEASE TAKE NOTICE that an order (the “Confirmation Order”) of the Honorable Laurie Selber Silverstein, United States Bankruptcy Judge for the District of Delaware, confirming and approving the First Amended Joint Plan of Liquidation for the Debtors (D.I. 1005) (including all exhibits thereto, the “Plan”)(2) was entered on December [   ], 2019 (D.I. [    ]).

PLEASE TAKE FURTHER NOTICE that all conditions precedent to effectiveness pursuant to Article VII.B of the Plan have been satisfied or waived and that the Debtors have determined that, December [   ] 2019, is the Effective Date of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on, among others, the Debtors, all Holders of Claims and Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the Holders of such Claims or Interests have accepted the Plan), and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, as provided in the Plan.

PLEASE TAKE FURTHER NOTICE that any Holder of a Claim arising from the rejection of an executory contract or unexpired lease pursuant to the Plan must submit a Proof of Claim on account of such Claim by no later than [   ], 2020 at 5:00 p.m. (prevailing Eastern Time) to the Claims and Noticing Agent at the following address:  GUE Liquidation Companies, Inc., Claims Processing, c/o Omni Management Group, 5955 DeSoto Ave., Suite 100, Woodland Hills,

(1)                                 The Debtors are the following 15 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  GUE Liquidation Companies, Inc. (5852); Bloom That, Inc. (9936); GUE Liquidation Delivery, Inc. (6960); FlowerFarm, Inc. (2852); FSC Denver LLC (7104); FSC Phoenix LLC (7970); GUE Liquidation, Inc. (1271); GUE Liquidation.CA, Inc. (7556); GUE Liquidation.COM Inc. (4509); GUE Liquidation Group, Inc. (9190); GUE Liquidation Mobile, Inc. (7423); GUE Liquidation Giftco, LLC (5832); Provide Cards, Inc. (3462); GUE Liquidation Commerce LLC (0019); and GUE Liquidation Creations, Inc. (8964).  The Debtors’ noticing address in these chapter 11 cases is 3113 Woodcreek Drive, Downers Grove, IL 60515.

(2)                                 Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Plan.

CA 91367.  Holders of Claims arising from the rejection of Executory Contracts and Unexpired Leases with respect to which no proof of Claim is timely Filed will be forever barred from asserting a Claim against the Debtors, the Estates, the Liquidation Trusts or the property of any of the foregoing, unless otherwise expressly allowed by the Bankruptcy Court.

PLEASE TAKE FURTHER NOTICE that, after the Effective Date, all notices previously provided to the Debtors shall be addressed to the Debtor Liquidation Trustee at the following address:

GUE Liquidation Companies

Debtor Liquidation Trustee c/o Howley Law PLLC

Pennzoil Place - South Tower

711 Louisiana Street

Suite 1850

Houston, Texas 77002

Attn: Thomas A. Howley

PLEASE TAKE FURTHER NOTICE that the copies of the Confirmation Order and the Plan may be obtained and/or are available for review without charge at the website of the Claims and Noticing Agent, https://omnimgt.com/gue, or by contacting the Claims and Noticing Agent via telephone ((866) 205-3144).

Dated: [ ], 2019		Respectfully submitted,
Wilmington, Delaware

/s/
Daniel J. DeFranceschi (No. 2732)
Paul N. Heath (No. 3704)
Brett M. Haywood (No. 6166)
Megan E. Kenney (No. 6426)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 N. King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
	Email:	defranceschi@rlf.com
heath@rlf.com
haywood@rlf.com
kenney@rlf.com

—and-

Heather Lennox (admitted pro hac vice)
Thomas A. Wilson (admitted pro hac vice)
JONES DAY

2

901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212
Email:	hlennox@jonesday.com
tawilson@jonesday.com

Brad B. Erens (admitted pro hac vice)
Caitlin K. Cahow (admitted pro hac vice)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939
Facsimile: (312) 782-8585
Email:	bberens@jonesday.com
ccahow@jonesday.com

ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION

3